Chang G. Park, CPA, Ph. D.

2667 CANIMO DEL RIO SOUTH PLAZA B / SAN DIEGO / CALIFORNIA 92108-3707

TELEPHONE (858)722-5953 / FAX (858) 761-0341 / FAX (858) 764-5480

E-MAIL changgpark@gmail[dot]com

February 3, 2010

To Whom It May Concern:

The firm of Chang G. Park, CPA consents to the inclusion of our report of February 1, 2010 on the reviewed financial statements of Virtual Closet, Inc. as of December 31, 2009, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Chang G. Park

Chang G. Park, CPA

Member of the California Society of Certified Public Accountants

Registered with the Public Company Accounting Oversight Board